CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-253692 on Form S-6 of our report dated April 13, 2021, relating to the financial statements of FT 9286, comprising 60/40 Strategic Allocation Port. 2Q '21 - Term 7/18/22 (60/40 Strategic Allocation Portfolio, 2nd Quarter 2021 Series) and 75/25 Strategic Allocation Port. 2Q '21 - Term 7/18/22 (75/25 Strategic Allocation Portfolio, 2nd Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 13, 2021